UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 8, 2019

KinerjaPay Corp.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-55081

Delaware	83-3069398
(State of or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Jl. Multatuli, No.8A, Clyde Road, Medan Indonesia	20151
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: +62-819-6016-168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 8.01 Other Events.

KinerjaPay Corp., OTCQB: KPAY (the “Company”) is filing as Exhibit 99.1 to this Form 8-K a press release issued on November 8, 2019, titled “KinerjaPay Corp. Update Financing Process Almost Complete.” The Company announced, in substance, that while finalizing the receipt of the initial HSBC bank guarantee from Gabriel Capital Ltd can be a timely process, we believe that all procedures have been cleared. The Company has secured the monetizing bank non-recourse credit facility with China Construction Bank Indonesia. The announcement of this facility has attracted several other collateral providers in addition to Gabriel for the initial $25 million major bank guarantee. Gabriel remains the key collateral provider and the Company expects to close on the first tranche of the initial $25 million, as reported in the Company’s October 23, 2019 release, in the very near term.

Mr. Edwin W. Ng, CEO of KinerjaPay Corp. commented “We feel that we are at the end of this very complex process and look forward to receiving the beginning of this significant capital infusion. We are excited that other investors agree that securing a monetizing bank has made KPAY an attractive investment.”

A copy of the November 8, 2019 press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
99.1	Press Release dated November 8, 2019, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINERJAPAY CORP.

/s/: Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chief Executive Officer
Dated:	November 12, 2019